Exhibit 10.3

ONCOTHYREON INC.

AMENDMENT TO DIANA HAUSMAN OFFER LETTER

This amendment (the “Amendment”) is made by and between Diana Hausman (“Executive”) and Oncothyreon Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 3, 2009.

WITNESSETH:

WHEREAS, the Parties previously entered into an offer letter, dated July 6, 2009 (the “Offer Letter”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Offer Letter in order to provide Executive with certain Change in Control benefits;

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby amended as follows:

1.           Change in Control.  Section 7 of the Offer Letter is hereby added as follows:

“7.

Change in Control: In the event there is a “Change in Control” as defined herein and you remain employed through the date of the Change in Control, you will be entitled to the following:

i)           Lump sum payment of one year’s base salary, less required withholding, and

ii)           Lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Such payments will be made within sixty (60) days following the consummation of the Change in Control, provided that, within forty-five (45) days of the Change in Control, you have signed a separation agreement in a form reasonably satisfactory to the Company, which shall include a general release of all claims against the Company and its affiliated entities.

“Change in Control” for the purpose of this agreement shall be deemed to have occurred if, on or after the date hereof (i) the board of directors of the Company passes a resolution to the effect that, for purposes of the Company’s Amended and Restated Share Option Plan, a Change in Control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25%) percent or more of the outstanding voting securities of the Company or any successor to the Company in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Company with any other corporation or any other business combination or reorganization, and for purposes hereof “voting security” means any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.”

2.           Full Force and Effect.  To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

3.           Entire Agreement.  This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

4.           Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5.           Governing Law.  This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	ONCOTHYREON INC.

/s/ Robert Kirkman, M.D.
	By:	Robert Kirkman, M.D.
	Title:	President & Chief Executive Officer

EXECUTIVE	DIANA HAUSMAN

/s/ Diana Hausman